Exhibit 10.6

Sprint Energy Services, LLC

950 Echo Lane, Suite 357

Houston, Texas 77024

August 29, 2016

Robert V. Nelson III

2190 Briarglen Drive

Houston, Texas 77027

Dear Robby,

We are pleased to confirm and memorialize our agreement with you as Chief Operating Officer (“COO”) of Sprint Energy Services, LLC (the “Company”), as follows:

1.	Offices and Duties; Transition; Term

You shall serve as the COO of the Company during the Term (as defined below) and shall devote your full business time and attention and best efforts to the performance of your duties as the COO of the Company consistent with past practice and as is customary and reasonable for such position; provided that you shall be permitted to continue to devote time to and engage in the Permitted Activities without breaching or otherwise violating any provision of this letter agreement.

The Company is managed by its sole member, SES Holdco, LLC. Unless the Board of Managers of SES Holdco, LLC (the “Board”) shall otherwise direct, you shall report to the Chief Executive Officer of the Company. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Third Amended and Restated Limited Liability Company Agreement of JFL-SES Partners, LLC, a Delaware limited liability company, or its successors or assigns (“JFL-SES”), as may be amended or otherwise modified from time to time.

The term of this letter agreement shall be the period commencing on the date hereof and ending on such date as your employment with the Company terminates for any reason (the “Term”). Notwithstanding anything herein to the contrary, you will be an employee of the Company and you or the Company may terminate your employment with the Company for any reason or no reason at any time, subject to the terms and conditions set forth herein.

2.	Compensation

During the Term, you will be entitled to receive the following:

(a)	Annual Base Salary: Your annual salary compensation as COO of the Company will be $240,000 (the “Annual Base Salary”). The Annual Base Salary shall be paid in conformance with the Company’s regular payroll practices and dates for salaried personnel and shall be subject to annual review, at the discretion of the Compensation Committee of the Board (the “Compensation Committee”).

(b)	Annual Bonus: Commencing in calendar year 2016 and pro rata for term worked, as COO of the Company, you shall be entitled to receive an annual cash bonus (“Annual Bonus”) based on a target percentage of your Annual Base Salary (“Target Percentage”) in accordance with the bonus plan set by the Compensation Committee. Your initial Target Percentage will be 50%. The bonus plan is described in Exhibit A.

(c)	Employee Benefit Plans: As COO of the Company, you shall be entitled to participate in, to the extent you are otherwise eligible under the terms thereof and subject to applicable required employee contributions, the Company’s benefit plans offered to all employees.

(d)	Expense Reimbursement: The Company will reimburse you for all reasonable, documented business expenses incurred by you in the course of performing your duties for the Company.

(e)	Performance Payment: Upon the achievement of the ROICR thresholds set forth in the table below by JFL Equity Investors III, L.P., its Affiliates or related holding companies or vehicles, other than JFL-SES and its Subsidiaries and their respective successors and assigns (the “JFL Parties”), subject to the vesting and forfeiture terms contained herein, you will be paid the performance payments corresponding to each ROICR (“Performance Payment”):

ROICR	Performance Payment

1.0x to 2.0x	2.0% of distributions made to the unitholders of JFL-SES in excess of 1.0x ROICR and up to and including 2.0x

Over 2.0x to 2.5x	2.25% of distributions made to the unitholders of JFL-SES in excess of 2.0x ROICR and up to and including 2.5x

Over 2.5x to 3.0x	2.5% of distributions made to the unitholders of JFL-SES in excess of 2.50x ROICR and up to and including 3.0x

Over to 3.0x	3.0% of distributions made to the unitholders of JFL-SES in excess of 3.0x ROICR

(f)	Entire Compensation: The compensation provided for in this Section II shall be the full consideration for the services to be rendered by you to the Company and its affiliates hereunder, and, except as otherwise provided herein, under any subsequent written agreement between you and the Company or under the terms of any plan or policy applicable to you, you shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after any termination or resignation.

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(g)	Definitions.

(i)	“Cause” shall mean: (a) your willful misconduct, fraud, usurpation of business opportunity or gross negligence; (b) your failure to materially adhere to the policies of JFL-SES, the Company or any Affiliate or Subsidiary thereof or to materially perform assigned duties (other than any such failure resulting from incapacity due to your Disability); (c) a material breach by you of this letter agreement or in any other written agreement between you and the Company or any Affiliate or Subsidiary thereof; (d) the commitment of an act of dishonesty or breach of trust or fiduciary duty; or (e) the conviction of or entering of a guilty plea or a plea of no contest with respect to (i) a felony, (ii) any crime involving fraud, larceny or embezzlement or (iii) any other crime involving moral turpitude.

(ii)	“Fair Market Value” means, with respect to a Performance Payment, the fair market value of the Company as determined by the Manager in good faith in its sole discretion (giving effect to the distribution priorities set forth in the LLC Agreement).

(iii)	“Good Reason” means (a) a material breach by JFL-SES, the Company or any Affiliate or Subsidiary thereof, as applicable, of this letter agreement or any other written agreement between any such entity or you, (b) JFL-SES’ or the Company’s assignment of you, without your consent, to a position, responsibilities, authority or duties of a materially lesser status or degree of responsibility than your then-current position, responsibilities, authority or duties; (c) a reduction of your Annual Base Salary by at least 25% of your then-current Annual Base Salary or (d) you have been required to take actions that are illegal. Notwithstanding the preceding sentence, Good Reason shall only occur if you notify the Company within 30 days of the event causing Good Reason, and the Company does not cure such event causing Good Reason within 30 days after receiving such notice; provided that no such notice obligation, time period or cure right shall apply to the foregoing subclause (d).

(iv)	“Permitted Activities” means activities related to your service on the board of directors of Sanchez Energy Corporation.

(v)	“ROICR” means, at the time at which it is calculated, an amount equal to (a) the aggregate distributions directly attributable to the Company received by the JFL Parties from JFL-SES divided by (b) the aggregate amount of capital contributions made by the JFL Parties to JFL-SES.

(vi)	“Sale of the Company” shall have the meaning ascribed to it in the LLC Agreement.

(vii)	“Termination Event” means the termination your employment with the Company or any of its Affiliates or Subsidiaries or your death or Disability.

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(h)	Vesting.

(i)	You may be required to forfeit or liquidate all or a portion of your entitlement to certain Performance Payments upon the occurrence of certain events described in this letter agreement in accordance with the vesting, forfeiture and liquidation provisions set forth herein. Except as otherwise provided in this Section 2(h), seventy-five percent (75%) of the unvested Performance Payments will become Vested Performance Payments under this letter agreement and shall carry all of the rights conferred on Vested Performance Payments under this letter agreement as follows: on each of the first three (3) anniversaries of the date hereof (each, a “Vesting Date”), an incremental twenty-five percent (25%) of the unvested Performance Payments will become vested Performance Payments (“Vested Performance Payments”) on each Vesting Date so long as you have continuously remained employed by the Company or its Affiliates from the date hereof through such Vesting Date and an event which constitutes Cause has not occurred with respect to you.

(ii)	Notwithstanding anything to the contrary in this letter agreement or this letter agreement, (A) all unvested Performance Payments that have not previously become Vested Performance Payments according to the terms of Section 2(h)(ii) will fully vest upon the occurrence of a Sale of the Company; provided that you have continuously remained employed by the Company or its Affiliates from the date hereof through such Vesting Date and an event which constitutes Cause has not occurred with respect to you.

(i)	Forfeiture and Purchase of Performance Payments.

(i)	If an event which constitutes Cause occurs with respect to you during your period of employment or if you resign as an employee of the Company without Good Reason, then on the earlier of the date of such Cause event or Termination Event, as applicable, you shall be deemed to have immediately forfeited to the Company without consideration all of your entitlement to receive Performance Payments, whether vested or unvested, and all rights arising from such Performance Payments, without further action required by the Company.

(ii)	If a Termination Event occurs due to the Company’s termination of your employment or your termination of your employment for Good Reason and an event which constitutes Cause has not occurred with respect to you as of or prior to the time of such Termination Event, then (i) after giving effect to any applicable provision of Section 2(h)(ii), on the date of such Termination Event, you shall forfeit to the Company without consideration all of your entitlement to receive unvested Performance Payments and your entitlement to receive Performance Payments shall be proportionately reduced by such forfeited amount and (ii) an Exercising Party (as defined below) will have the option (but not the obligation) to liquidate any or all of your Vested Performance Payments at Fair Market Value, which option shall be exercisable, subject to the terms of Section 2(h)(iv), at any time within ninety (90) days after such Termination Event.

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(iii)	Any of the JFL Parties (an “Exercising Party”) shall, for a period of ninety (90) days following the date of the applicable Termination Event, have the right to require you to liquidate all of your entitlement to receive unforfeited Performance Payments (a “Liquidated Performance Payment”) at a price equal to the Fair Market Value of such Liquidated Performance Payment (the “Liquidation Price”) in accordance with the terms of this Section 2(h).

(iv)	Procedures. If such Exercising Party desires to exercise its right to liquidate all of the Liquidated Performance Payment pursuant to this Section 2(h), such Exercising Party shall deliver to you a written notice (the “Liquidation Notice”) specifying the amount of Liquidated Performance Payments to be liquidated by such Exercising Party and the price therefor in accordance with Section 2(h).

(v)	Timing. The consummation of any liquidation of Liquidated Performance Payments pursuant to this Section 2(h) shall take place on the later to occur of the 10th day following the date the Exercising Party delivers the Liquidation Notice or the 10th day after the Fair Market Value of the Liquidated Performance Payment is finally determined pursuant to Section 2(h). The applicable Exercising Party shall pay the Liquidation Price to you. Such Exercising Party shall give you at least five (5) days’ written notice of the date of closing, which notice shall include the method of payment selected by such Exercising Person.

(vi)	Fair Market Value. The Liquidation Price shall be the Fair Market Value of the Liquidated Performance Payment, as determined by the Board as of the date of the Liquidation Notice.

(vii)	Cooperation. You shall take all actions as may be reasonably necessary to consummate the liquidation contemplated by this Section 2(h), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(viii)	Consummation. Following your receipt of the full Liquidation Price in connection with any liquidation under this Section 2(h), you shall deliver to the Company a written acknowledgement of your receipt thereof and of the reduction of your entitlement to performance payments based on the liquidation of the applicable Liquidated Performance Payments.

(ix)	Payments with respect to the Performance Payments shall be paid concurrently with the applicable payments of the Unitholders under the LLC Agreement to the degree the ROICR thresholds have been met.

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3.	Withholding

All payments to be made to you under this letter agreement will be subject to required income and payroll tax withholdings and other legally required or customary deductions, all of which shall be consistent with the policies and practices of the Company.

4.	Non-disclosure; Non-solicitation; Non-disparagement

You and the Company recognize that, due to the nature of your employment and relationship with the Company, you have had and will have access to and have developed and will develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company and its Affiliates. “Affiliate” has the meaning set forth in Rule 12b2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended. You acknowledge that such information is valuable to the business of the Company and its Affiliates, and that disclosure to, or use for the benefit of, any person or entity other than the Company or its Affiliates, could cause substantial damage to the Company and its Affiliates. You further acknowledge that your duties for the Company include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Company and its Affiliates. In recognition that the goodwill and business relationships described herein are assets of the Company and its Affiliates and that loss of or damage to those relationships would destroy or diminish the value of the Company and its Affiliates, you agree as follows:

(a)	Confidential Information:

(i)	You shall at all times maintain the confidentiality of Confidential Information of the Company and its Affiliates, and shall not disclose any such information to any third person, nor shall you use Confidential Information for any purpose except for the benefit of the Company and its Affiliates. “Confidential Information” shall mean the following with respect to the Company and its Affiliates: trade secret information; client or customer lists, including their identities, contacts, business and financial needs and information; pricing information; survey information; computer software, passwords, programs, data or other information; marketing plans, projections and presentations; financial and budget information; and all other business related information which has not been publicly disclosed by the Company or its Affiliates. The restrictions contained in this provision shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic or any machine readable form or is orally conveyed to, or memorized by, you.

(ii)	Your duty of confidentiality with regard to the Confidential Information shall not extend to: (A) any Confidential Information that, at the time of disclosure, had been previously published and was part of the public domain; (B) any Confidential Information that is published after disclosure, unless such publication is a breach of this letter agreement by you; and (C) any Confidential Information that is obtained by you other than in connection with the performance of your duties hereunder from a third person who: (x) is lawfully in possession of that Confidential Information; (y) is not in violation of any contractual, legal, or fiduciary obligation to the Company or its Affiliates with respect to the Confidential Information; and (z) does not prohibit you from disclosing the Confidential Information to others.

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(iii)	In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process or legal obligation) to disclose any Confidential Information (including the terms of this letter agreement), you agree to: (A) give prompt written notice to the Company and its Affiliates of such request or subpoena in order to allow the Company or its Affiliates an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this letter agreement; and (B) cooperate with the Company and its Affiliates and with counsel for the Company and its Affiliates in responding to such request or subpoena as provided below. If the Company or its Affiliates fail to obtain a protective order and does not waive its rights to confidential treatment under this letter agreement, you may disclose only that portion of any Confidential Information which your counsel reasonably advises is compelled to disclose pursuant to law. You further agree that in no event will you oppose action by the Company or its Affiliates to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.

(b)	Confidentiality and Surrender of Records: Without the prior written consent of the Company, you shall not, at any time, except as required by law, publish, make known or in any fashion disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any individual or entity other than in the course of such individual’s or entity’s employment by or contract with the Company or its Affiliates. For purposes hereof, “Confidential Records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in your possession or under your control or accessible to you which contain any Confidential Information. All Confidential Records shall be and remain the sole property of the Company and its Affiliates.

(c)	Non-solicitation: During the Term of this letter agreement and for a period of twelve (12) months after termination of your employment hereunder for any reason, including without limitation the expiration of this letter agreement, you shall not, and you shall not permit and shall cause your Affiliates not to, engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity, as owner, partner, agent, employee, consultant, or in any other capacity) hire, solicit, encourage, or engage in any activity to induce any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates, or to become employed by, or to enter into a business relationship with, any other Person; provided, however, that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards employees of the Company or its affiliates. For purposes of this provision, the term “employee” includes any individual who is an employee, agent of or consultant to the Company or its affiliates during the twelve (12) month period prior to the date your employment is terminated.

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(d)	Non-disparagement: No party shall not at any time disparage in any material respect the other party, any Affiliate thereof, any of their respective businesses, any of their respective officers, managers, members, directors or employees, or the reputation of any of the foregoing persons or entities.

(e)	No Other Obligations: You represent that you are not precluded or limited in your ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. You covenant that you shall not employ the trade secrets or proprietary information of any other person or entity in connection with your employment by the Company.

(f)	Enforcement: You acknowledge and agree that, by virtue of your position, services and access to and use of Confidential Records and Confidential Information, any violation by you of any of the undertakings contained in this Section 4 could cause the Company or its Affiliates immediate, substantial and irreparable injury for which the Company or its Affiliates have no adequate remedy at law. Accordingly, you agree and consent to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 4. Rights and remedies provided for in this Section 4 are cumulative and shall be in addition to rights and remedies otherwise available to the Company and its Affiliates hereunder or under any other agreement or applicable law.

(g)	Survival and Independent Covenants: The provisions of this Section 4 shall survive the termination of your employment with the Company. The covenants of this Section 4 shall be enforceable regardless of (i) the reason for your termination, (ii) any breach of this letter agreement by the Company, or (iii) whether you have a claim against the Company or any Affiliate thereof based on this letter agreement or otherwise to the fullest extent permitted by applicable law.

(h)	Cooperation with Regard to Litigation: Except to the extent that you have or intend to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company or its Affiliates, you agree to cooperate reasonably with the Company and its Affiliates, during the term of this letter agreement and thereafter (including following your termination of employment for any reason), by making yourself available to testify on behalf of the Company or its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or its Affiliates in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company, its Affiliates or their respective representatives or counsel, or representatives or counsel to the Company or its Affiliates, in each case, as reasonably requested by the Company or its Affiliates. The Company shall reimburse your out-of-pocket expenses incurred in connection with your cooperation, travel or other performance undertaken pursuant to this Section 4(h).

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5.	Severance

(a)	Termination in the Absence of an Event Which Constitutes Cause or Upon Resignation for Good Reason. If your employment shall be terminated by the Company in the absence of an event which constitutes Cause or if you shall terminate due to your resignation for Good Reason, then, subject to you signing a customary release of claims on or following the date of the applicable Termination Event, you shall receive:

(i)	a cash amount equal to one times your Annual Base Salary as of the date of the applicable Termination Event payable over the next 12 months consistent with current payroll practices.

(b)	Survival. The expiration or termination of this letter agreement shall not impair the rights or obligations of any Party hereto, which shall have accrued on or prior to such expiration or termination.

(i)	Notwithstanding any other provision of this letter agreement, no severance payments shall be made unless you incur a “separation from service” within the meaning of Treasury Regulation Section 1-409A-1(h).

6.	Miscellaneous

(a)	Governing Law: This letter agreement is made under, and shall be construed and enforced in accordance with, the law of the State of Texas, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b)	Venue: In any action between or among any of you and the Company or its Affiliates arising out of this letter agreement (i) each of you and the Company and its Affiliates irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas, (ii) if any such action is commenced in a state court, then, subject to applicable law, no party hereto shall object to the removal of such action to any federal court located in Harris County, Texas, (iii) each of you and the Company and its Affiliates irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (iv) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

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(c)	Waiver of a Jury Trial: You and the Company and its Affiliates herby waive any right to trial by jury in any action or proceeding arising out of or relating to this letter agreement, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. You and the Company and its Affiliates agree that either may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement irrevocably to waive trial by jury and that any action or proceeding whatsoever relating to this letter agreement shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

(d)	Binding Agreement: This letter agreement and all rights and obligations hereunder shall inure to the benefit of and be enforceable by the parties and their personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees and assigns.

(e)	Notices: All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), emailed (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to you:	To your home address as listed in Company records at the time notice is given;

If to the Company:	To its corporate headquarters at the time notice of given; or to such other address as the parties may furnish to each other in writing.

(f)	Modification: No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing signed by the parties hereto.

(g)	Severability: The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement; and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this letter agreement shall be declared invalid, this letter agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provision or provisions, section or sections or article or articles had not been inserted and the remainder of this letter agreement shall remain in full force and effect.

(h)	Counterparts: This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A photocopy or electronic transmission (including .pdf format) of this letter agreement or of any signature hereon shall be deemed and original for all purposes.

[Signature Page Follows]

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This letter agreement supersedes any prior understandings, agreements, letters, or representations by or among the parties with respect to your employment by the Company or any Affiliate thereof, whether written or oral, to the extent they are related in any way to the subject matter hereof.

Sincerely,

Sprint Energy Services, LLC

By:	/s/ David Rattner
	Name:	David Rattner
	Title:	Secretary

Agreed:

/s/ Robert V. Nelson III
Robert V. Nelson III
Date:	08/29/16

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Exhibit A

Your Annual Bonus for each calendar year will be set by the Compensation Committee and will be based upon attaining the annual budget targets set by the Board, as determined by the Compensation Committee in its sole discretion. Your Annual Bonus is contingent upon your continued employment with the Company at the time of payment.

The Annual Bonus may be earned as follows: (i) 70% of the Target Percentage will be earned based on achieving target EBITDA performance, and (ii) 30% of the Target Percentage will be earned based on achieving target free cash flow (defined as cash generated excluding any financing activities – e.g., the borrowing or repayment of debt). EBITDA and free cash flow will be determined based upon the audited financial results of the Company. The figures below outline the scale that will be used to develop your Base Annual Bonus.

Drivers	0%
EBITDA	70%
Free Cash Flow	30%
Total	100%

Range for EBITDA and Free Cash Flow
Payout of Target Percentage
< 90% of Target =	0%
90% of Target =	75%
100% of Target =	100%
125% of Target =	150%
> 125% of Target =	150%

Payouts between 90% and 100% performance and between 100% and 150% performance will be linear.